Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC.

August 8, 2014

9:00 am Pacific Time

Operator:  Please standby.

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Second Quarter 2014 Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time.

I would like to remind everyone that this conference is being recorded today, Friday, August 8, 2014, at 9:00 a.m. Pacific Daylight Time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

Bryan Giglia:  Thank you, Deanna, and good morning everyone.

By now you should have all received a copy of our second quarter earnings release and supplemental, which were released yesterday. If you do not yet have a copy of these, you can access them on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10Qs, 10Ks and other filings with the SEC — which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including EBITDA, adjusted EBITDA, FFO, adjusted FFO available to common stockholders, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are Ken Cruse, Chief Executive Officer; John Arabia, President; and Marc Hoffman, Chief Operating Officer.

After our remarks, we will be available to answer your questions.

With that, I’d like to turn the call over to Ken. Ken, please go ahead.

Ken Cruse:  Thanks, Bryan, and thank you all for joining us today.

On today’s call, I’ll start by reviewing the highlights of our second quarter earnings report. Next, I’ll discuss our portfolio quality improvement program with specific highlights of our renovations of the Hyatt Regency San Francisco, the Boston Park Plaza, and the Marriott Wailea. Finally I’ll go over our balance sheet, liquidity and guidance before I can conclude our prepared remarks with some thoughts on our business going forward.

To begin, strong demand, particularly along the West Coast and in Boston helped to drive a 6.2% increase in our comparable hotel RevPAR during the second quarter. Our RevPAR growth was balanced between improving average daily room rates — which were up 3.5% and occupied rooms which were up 220 basis points to an occupancy level of 86.6%.

To put this into perspective, our hotels were effectively sold out nearly 30% of the time during the second quarter. In fact when taken on a same-store basis, our Q2 occupancy rate was more than 3 percentage points above the peak Q2 occupancy achieved by the same hotels the last cycle.

Our hotel level growth in the second quarter was broad-based with nine of our 30 hotels generating double-digit RevPAR growth, including our Marriott Long Wharf, our Fairmont Newport Beach and our Hyatt Chicago Magnificent Mile — which posted a 30.3% increase in RevPAR for the quarter following the completion of renovations last year.

In addition to strong rooms revenue growth, during the second quarter, our banquet revenue was up 12.2% as group ancillary spend continues to improve. So the topline growth and excellent expense controls have to drive our comparable hotel EBITDA margins up 130 basis points to 34%.

Strong portfolio performance led to adjusted EBITDA which was nearly $3 million above the high end of our guidance range while our adjusted FFO per diluted share came in at the top of our guidance range.

Notably, as compared to the second quarter of 2013, our adjusted EBITDA increased by more than 34%, while our adjusted FFO per share increased by 30%.

Our strong Q2 trends have carried forward to the third quarter.

In July, 13 of our hotels generated double-digit RevPAR growth. We’re seeing particular strength in Boston, San Francisco, Orange County, and Chicago. For the month of July, our portfolio RevPAR is up 5.8%.

With occupancy at a high level and with demand trends continuing to improve, our operators have focused on increasing transient rates through proactive revenue mix management. This strategy has increased our premium business portfolio-wide.

Specifically in the second quarter, we reduced our total discounted room nights by 1.7%, while we increased the average daily rate attributed to the discount segment by 9.3%. Concurrently, we increased both our premium rated room nights and our premium average daily rate, with premium room nights increasing by 8.1% and premium rate increasing by 2.7% — resulting in an 11.1% improvement in our premium segment revenues for the second quarter.

Looking ahead, group production remains strong, with our second quarter production coming in at its second highest level over the last seven years, albeit slightly down to the record group production level achieved in Q2 2013.

Our year-to-date group production remains positive at 4.5%. Our four hotels that underwent major renovations in 2013 were up 26% in group production for the second quarter and were up more than 10% to prior peak Q2 production levels.

Our current 2014 group pace — which we define as group revenues on the books for the current year for all 30 hotels — is up 6%, driven largely by growth in occupied room nights. As you may expect, at current demand and occupancy levels, space availability is now a limiting factor when it comes to marginal increases in pace.

Our 2014 portfolio-wide pace is being negatively impacted by Renaissance Washington, D.C. where group pace downs roughly 10.5% below last year’s record pace. Meanwhile, group pace for our four hotels that underwent major renovations in 2013 is currently up more than 40%.

Shifting now to our renovation program — as many of you have heard us say before — our plan is to drive shareholder value by improving the quality and scale of our portfolio while building balance sheet strength and flexibility. Our ongoing programs to improve the quality and competitiveness of our hotels, fits squarely within this strategy.

To begin with, we invested $32.5 million into hotel improvements during the second quarter and we’ve invested $65.8 million into our portfolio during the first six months of 2014. These reinvestments have been largely funded by routine operating cash flow. During the first half of 2014, we completed renovations of the Hilton Garden Inn, Chicago and the Renaissance Long Beach, and we completed the meeting space renovations at our Orlando Renaissance.

I’ll spend a moment now updating you on our ongoing value-add projects.

First, as planned, during the second quarter we completed the renovation of 660 standard rooms at our Hyatt Regency, San Francisco. Through the renovation, we increased the room count for the hotel by one room from 802 to 803 rooms and we incurred approximately $700,000 of revenue disruption at the hotel during the second quarter — which was in line with prior guidance.

With the standard guest room renovation now behind us and the strength of the San Francisco market in our favor, we expect to more than recapture the approximately 700 basis points of RevPAR growth displacement we incurred during the rooms renovation earlier this year. Making this point for me, our Hyatt Regency San Francisco generated 13.5% RevPAR growth in July.

Later this year, during the seasonally low demand periods, we will renovate the hotel’s guest suites and we will renovate and reconfigure the atrium and meeting space. We do not expect to incur material business disruption at the Hyatt Regency, San Francisco during this final phase of renovations.

Moving on to the Boston Park Plaza, as you probably know, we are in the process of improving the competitiveness of this well located, but undercapitalized hotel through a comprehensive renovation program.  Phase one of this project is well underway. We’ve already made substantial progress renovating the hotel’s facade, sidewalks, roofs, and elevators and we have substantially completed the build out of approximately 30,000 square feet of leased retail space.

In fact, our first new tenant — Hermes of Paris — opened their store for business last week. As with the Hyatt Regency San Francisco, our renovations of the Boston Park Plaza are proceeding on scope, on schedule, and on budget. During the seasonally slower fourth quarter of 2014 and the first quarter of 2015, we will commence and substantially complete Phase II of our Boston Park Plaza renovation program — which includes the hotel’s lobby, restaurant and meeting spaces, including the creation of approximately 7,000 square feet of additional meeting space.

During the second phase of the renovation, we will also be addressing the hotel’s number one guest complaint by upgrading the existing guest room heating and cooling system with a modern and energy efficient four-pipe system.

Again, we’ve carefully phased our renovation program at the Boston Park Plaza to coincide with seasonally slower demand periods and, accordingly, we do not expect to incur material renovation disruption.

To validate this point, year-to-date we’ve already invested more than $8 million into the Boston Park Plaza, during which time the hotel has posted better than 9% year-over-year RevPAR growth. In fact the hotel’s growth has accelerated into Q3. For July, the Boston Park Plaza generated 18.6% year-over-year RevPAR growth. We believe this is a good indication of the strength of the hotel’s Central Boston location and a harbinger of the hotel’s post renovation revenue and earnings potential.

Shifting now of the Marriott Wailea, as we’ve previously announced, on July 17, we acquired the 544 room Wailea Beach Marriott Resort & Spa located in Maui for approximately $325.5 million or approximately $598,000 per key. This acquisition fits squarely within our strategy of improving our portfolio quality and scale, while strengthening our balance sheet.

First, the purchase was pre-funded entirely with equity which reduced our pro forma 2014 debt-to-EBITDA by more than one quarter turn, from 4.25 times to just under 4 times, based on current guidance.

Second, with in-place 2013 RevPAR of $213 and EBITDA per key of $37,000, the hotel already produces superior metrics relative to our portfolio average.

And third, and most importantly, we see material upside for this exceptional piece of real estate through a carefully planned and executed repositioning program.

Here’s some more detail on our investment thesis.

While the property comprises 22 oceanfront acres in the heart of one of the top vacation destinations in the world, the hotel currently lacks a defining wow factor or even a defined marketing presence in major feeder markets and, therefore, the Marriott Wailea is often not even on the radar screens of leisure travelers and groups considering Hawaii as a destination. In fact, the Marriott Wailea currently serves as the low-rated alternative to the other hotel offerings within the greater Maui market. As a result, the Marriott Wailea’s transient ADR consistently runs between $20 and $40 below the transient ADRs achieved by its upper upscale Maui comp set — including the Hyatt Regency, the Westin and the Sheraton — none of which were located in the high end Wailea market.

Moreover, as compared to the hotels in the Wailea market, the Marriott currently generates average daily rates that are roughly $200 below the ADRs achieved by the other Wailea resorts — including the Grand Wailea, the Fairmont Kea Lani and the Four Seasons.

While we certainly do not intend to position the Marriott Wailea at the same service or product level as the Four Seasons, the Marriott is unquestionably the lowest-rated property within a truly great market. This position is justified, given the hotel’s present quality and condition, and this is the basis for our value proposition.

Our plan is to create a well-defined and cohesive destination resort experience through improved food and beverage and guest accommodations, improved interaction and visual connectivity with the resort’s natural surroundings and better-defined kid, teen, adult and family activity spaces.

We will couple the physical improvements to the resort with service enhancements and a meaningfully improved sales and marketing program. We recently executed on a similar, albeit smaller repositioning of our Hyatt Regency Newport Beach — which year-to-date has generated RevPAR growth in excess of 42% and has gained more than 15 points in RevPAR index as compared to 2012, the last year prior to the renovation.

Finally, as part of this acquisition, we entered into a new management agreement with Marriott International. The new management agreement provides for better operational and capital controls, as well as operational yield support during our renovation periods. Specifically, we expect to receive approximately $5 million in total operational support during our planned renovations in 2015 and 2016 and currently we expect to receive roughly $2 million of support in 2015 with the balance realized in 2016. This will of course help to offset operational displacement during renovations.

Last note on our Marriott Wailea, as you are likely aware, two significant storms are affecting the Hawaiian Islands over the next few days. Iselle crossed the island this morning and Julio, which is expected to weaken to a tropical storm before potentially affecting the Hawaiian Islands is expected to cross the island later this weekend.

We have no reports of damage to our hotel, and although, we have seen a few cancellations, we do not currently expect to incur any material or lasting business disruption, as a result of either of these two storms.

Most importantly, we hope that everyone in that part of the world remains safe as these two storms pass through.

I’ll now turn to the balance sheet.

Adjusting for our purchase of Marriott Wailea, at the end of the second quarter, our pro-forma cash and cash equivalents, including restricted cash totaled $183.2 million.

At the end of the quarter, we had $1.5 billion of consolidated debt and preferred securities. Notably, our consolidated debt to total capitalization ratio at the end of Q2 was just 30.4%. This is a reduction of more than 1000 basis points from our leverage ratio just one year-ago, at the end of Q2 2013.

We have made solid progress against our leverage objectives over the last several years, and we now benefit from significantly improved financial flexibility. While we will continue to focus on maintaining balance sheet strength and gradually deleveraging through the remainder of this growth cycle, we believe we are now appropriately levered to what we expect will be several years of strong growth for our business.

Even with our material deleveraging behind us, we still see opportunities to reduce our cost of debt and further stagger our maturity schedule. To this end, we’re currently in the process of amending our existing $230 million mortgage secured by the Hilton San Diego Bayfront. This amendment, which we expect to close in the next few weeks will extend the loan’s maturity from 2016 to 2019 and will reduce the interest rate on the loan by 100 basis points to just 225 basis points over LIBOR. As a result, this amendment will reduce the annual interest expense on the loan by more than $2 million and will reduce our 2016 maturities to less than 5% of our total capitalization.

Adjusting for the pending refinance of the San Diego Bayfront, our debt will have a weighted average term to maturity of 3.7 years and an average interest rate of 4.7%. Our variable rate debt as a percentage of total debt stands at 29% and we have no debt maturities until the second quarter of 2015.

Lastly, we would expect our taxable income to increase from roughly 10 cents per common share in 2013 to an estimated 50 to 55 cents per common share in 2014. Accordingly, we expect to pay a substantial catch-up dividend in the fourth quarter of this year.

The catch-up dividend may be structured as a combination of cash and stock, subject to IRS rules. We intend to determine the composition of the cash, of the catch-up dividend based on our long-term leverage goals and our capital reinvestment program later on this year.

Now turning to guidance, a full reconciliation of our current guidance can be found on pages 25 to 27 of our supplemental, as well as in our earnings release.

We’ve increased the midpoint of our adjusted EBITDA and adjusted FFO per share guidance for the full year of 2014. Specifically for the full year, we now expect to generate adjusted EBITDA between $296 million and $307 million. This indicates an increase of $13 million as compared to the midpoint of our prior full-year guidance — roughly half of which is attributable to Maui. We’ve also tightened our adjusted FFO per diluted share range, the midpoint of which remains at approximately $1.12.

To wrap-up, the lodging recovery that began in December of 2009 remains strongly on track. Consistent with our prior comments, we expect continued gradual improvement in lodging industry fundamentals for the next several years.

To underscore this point, we’re seeing a number of trends that point towards continued growth. On the macro front, U.S. employment continues to improve, and business capital spending remains strong.  As a result, business travelers are hitting the road in record numbers. International travel is also helping to fuel demand growth for lodging in many of our gateway markets.

With demand increasing, high occupancy rates, and supply generally in check, we believe our operating leverage, coupled with our appropriate financial leverage, should drive meaningful profit growth for the next several years. Our long-term goal is unchanged. We remain focused on building shareholder value by improving the quality and scale of our portfolio, while maintaining our balance sheet strength.

With that, we thank you for your time today and for your continued interest in Sunstone.

Let’s open up the call to questions. Deanna, please go ahead.

Operator:  Thank you.

If you would like to ask a question, please signal by pressing Star-1 on your telephone keypad. If you’re using a speakerphone, please make you’re your mute function is turned off to allow your signal to reach our equipment.

We’ll hear first from Smedes Rose with Evercore.

Smedes Rose:  Hi, thanks.

I wanted to ask you, Ken. You mentioned group trends pacing for 2014 up 6%. Is that the comparable to the 6.5% that you mentioned on the first quarter call? Is that the kind of apples-to-apples number?

Ken Cruse:  That’s an apples-to-apples number recognizing that we did realize some of that pace during the second quarter. So as a result, we’ve moderated down our pace for the full year.

Smedes Rose:  And can you - you mentioned that the D.C. property is a little bit of an outlier in terms of, you know, the tough comps year-over-year. Do you have the number without that property in it of what your group pace is for this year?

Ken Cruse:  We sure do. So D.C. pace right now is down - I think as I mentioned on the call about 10.5%. Rooms are down 2.3%.

Without the D.C. Renaissance, our Q3 pace is up about 8.6%. That’s about 5% in rooms and 3-1/2% in rates. And in the fourth quarter, pace is up 7-1/25% and that’s a 5.6% improvement in rooms and about a 2% increase in rate.

So if you just exclude D.C. Renaissance from our full year pace, it’s about - it’s up to roughly 8% and roughly 6% of that 8% comes in the form of rooms — the additional rooms.

Smedes Rose:  Thanks.

And do you have any sense now of how 2015 is looking? I know it’s kind of early but.

Ken Cruse:  It’s very early. And I would tell you — as I mentioned in my prepared remarks — that 2015 pace is more a function of availability. At this point, pace is slightly up for 2015, you know, low-single digits at this point. It’s very early on in the process.

Smedes Rose:  Great. Okay. Thank you.

Ken Cruse:  Thank you, Smedes.

Operator:  We’ll hear next from Anthony Powell from Barclays.

Anthony Powell:  Hi, good afternoon, guys.

I wanted to focus on the Times Square Hotels. It seems like you’ve been very high occupancy rates there, but the growth rate - the growth in the rate is kind of constrained. Were there mix issues there or was there something else in the market?

Ken Cruse:  Hi, Anthony, and good morning.

So Times Square, as you know, we own the DoubleTree in Times Square as well as the Hilton in Times Square. A couple of factors are impacting growth in those hotels. Obviously supply is on everybody’s radar screen for the Greater New York market and it’s certainly impacting Times Square.

We’re also being impacted in our two hotels specifically due to a change in the Hilton HHonors program last year. That change is directly impacting the DoubleTree — where we saw a meaningful increase in the point totals that are required to stay in the hotel. And as a result, it’s affected the revenue management strategies there.

The Hilton is doing better on a year-over-year basis in part because we completed the renovation last year, and it is - we did improve the competitive positioning of that hotel as a result.

Anthony Powell:  Okay. Great.

And a follow up on the Wailea Hotel. Are there any initiatives you can implement before the renovation starts to help, you know, perhaps improve the performance there? Thank you.

Ken Cruse:  Sure. Thanks, Anthony.

I’m going to turn it over to Marc. I mean, generally as I mentioned in my prepared remarks, the investment thesis is pretty comprehensive. It’s not just related to the physical product. There are also opportunities on the sales and marketing, and the overall guest experience when on property.

I’ll turn it over to Marc to give a couple of comments on the immediate opportunities we’re seeing.

Marc Hoffman:  Anthony, thanks. I think in the revenue management area, we’re in the process really of examining the talent. We are going to add a revenue manager to the property. Current property is cluster managed. So we’re going to add one. We believe that a more detailed day-by-day examination of revenue management will help.

There are some, you know, strategic shifts that we’ll make over the next three to six months, particularly in the fact that the wholesale market that we’ve been dealing with, we had several large wholesalers that did not put the hotel in. We’re going to be working to improve that.

From a standpoint of the top line, we have a resort fee in the hotel. We’ll be doing some work with that and changing some of the parameters that we believe will help not only the financial side of the hotel, but it will also help the guest experiences as we layer in more value to that.

And then lastly from the physical side, we are really just in the preliminary design stages and we actually have hired our design team. It’s completely onboard. So we’re not letting any grass grow. We have our first major design meeting and positioning meeting there on 25th of August.

Anthony Powell:  Thanks, Marc, (for the color).

Ken Cruse:  Thanks, Anthony.

Operator:  We’ll take our next question from Chris Woronka from Deutsche Bank.

Chris Woronka:  Hey, good morning, guys.

Ken Cruse:  Good morning, Chris.

Chris Woronka:  Hey, how are you?

I want to ask you on the dividend outlook. I think you modestly changed from 50 cents, 60 cents, over to 50 cents to 55 cents. What was driving that?

Ken Cruse:  Hi, Chris. I’ll turn it over to our finance team. As you realize or as you probably know, we raised some equity during the quarter to fund the Wailea acquisition. Also, during the quarter we refined our overall taxable income projections. So we did tighten that range. Let me turn it over to John and Bryan for more specifics.

Bryan Giglia:  Hi, Chris, it’s Bryan.

The change tightening that range is a result of two things. One, the addition of shares that were part of the offering to acquire Wailea and impacts the per share piece of that and then as we get farther into the year and update our depreciation and specifically the assets that are going into service that we’re renovating, updating that depreciation for the full year. And then also as the different hotels, looking at their performance, the profitability of the TRS will then impact the amount that we are distributing out. So it’s just those three things. As we refine our projections for the year, they just tightened in.

Chris Woronka:  Okay, got you.

And then just on asset sales, any - you know, with the relative strength in the market, is there any - are you maybe a little bit closer to selling some of the non-core stuff than you were last quarter?

Ken Cruse:  Certainly. We’re at least one quarter closer to doing that, Chris. Market conditions certainly have improved from a seller’s perspective. So, we’re exploring a few different scenarios where we harvest gains around the lower end of our portfolio. Stay tuned for more information on that over the next quarter or so.

Chris Woronka:  Okay. Very good. Thanks, guys.

Ken Cruse:  Thank you.

Operator:  We’ll take our next question from Lukas Hartwich from Green Street Advisors.

Lukas Hartwich:  Great, thank you.

What do you guys think the endgame is for Hilton’s stake in the Bayfront?

Ken Cruse:  We can’t speak for Hilton at this point. I can tell you that we love our investment in the Bayfront. We see a great potential in that market. And at this point, I believe Hilton is quite happy to be a co-investor in that property.

I would also say that under the right circumstances, we’d be very happy to own 100% of the equity in that deal. So, you know, right now, we have got two happy investors.

Lukas Hartwich:  The way the JV is structured, are there any sort of, I don’t know, contractual points down the road, where you guys will address the - is the ownership stakes there?

Ken Cruse:  No, there’s no - if you’re looking for a specific put or call right within the contract, no, there is not. You know, just taking a bigger step back philosophically, we as an owner would prefer owning all of our assets 100%.

And again we love having Hilton as a partner. We have a great relationship with them both on the manager side and again of course on the co-investor side here. But just for simplicity and for ease of execution, we prefer to always own our assets outright.

Lukas Hartwich:  Great. And then just maybe perhaps a question for Bryan. Sunstone’s got quite a bit of debt coming due in - was it ‘15 through ‘18 and I’m just curious if you guys can proactively maybe term or ladder some of those maturities out so that they’re not all kind of lumped together in one period?

Bryan Giglia:  Hi, Lukas.

Well, the first step of that was what Ken announced in his prepared remarks, is that the Hilton San Diego — which came due in ‘16 — we are working on extending that out to ‘19. The 2015 maturities are smaller hotels. You know, the first one’s that come due in May of next year, roughly a $100 million over four assets. We’ll look at several different options to term those out.

Obviously the CMBS market is very aggressive these days, the term loan market is very aggressive. And then as we get into ‘16, ‘17, ‘18 some of the ‘18 maturities have prepayment options in ‘16. So we’ll have a lot of opportunity to re-stagger those maturities at that point.

Lukas Hartwich:  Great. That’s it for me. Thank you.

John Arabia:  Yes, Lukas, it’s John. I’d just add on to that. That, you know, given where our current leverage profile is now, as Bryan said, we have access to multiple forms of capital instead of asking the question, you know, what’s - just what’s available to us. It’s really we’re selecting through the best options available to us and we will continue to stagger that maturity schedule will continue to source the lowest cost of that capital and look at it holistically on our balance sheet.

But on the ‘15 maturities, we have so many different options available to us to take care of those and you should know and you’d be able to glean this from the information in the supplemental, that each one of those assets is easily re-financeable even if the debt markets were to sour or in the incredibly remote and unanticipated event that operating fundaments would sour as well. So, we feel very good about where we are.

Lukas Hartwich:  All right. Thank you.

Operator:  Thank you. We’ll take our next question from Ryan Meliker from MLV & Company.

Ryan Meliker:  Hey. (Good quarter), guys.

Just a couple of quick ones here. First of all, I was wondering if you have it, can you provide the RevPAR on a quarterly basis for your current pro forma portfolio of 30 hotels going back to 3Q last year. I just want to make sure from a seasonality perspective, including Wailea that we’re pulling everything in correctly?

Ken Cruse:  Sure, Bryan has got that in front of him. Just give us a second.

Why don’t you move onto your next question? We’ll compile that for you.

Ryan Meliker:  Yes, the other question that I was hoping you guys could answer for me was, with regards to Wailea, it looks like you guys, you know, are estimating that the impact that Wailea is having on your overall portfolio, comparable RevPAR growth is actually down 25 basis points. It seems like a pretty big number, especially before the renovation impact. Can you walk through what’s driving that? Is it just that you guys are figuring out what to do? Is it some, you know, transition period where you might experience some slower growth or is it just that the overall market isn’t performing that well. I’m just trying to think about why you’d be seeing such low RevPAR growth at Wailea that’s going to impact your entire portfolio negatively by 25 bps this year?

Ken Cruse:  Yes, you know, that’s a good question. And to highlight that, you know, we acquired this hotel in a condition that’s not enabling it to take a position of rate leadership in the market. This year is a soft year overall for Maui and for Wailea in particular and as a result, this hotel — the 544 Marriott Wailea — will be flat in RevPAR. That flat RevPAR — you know, as you can see from our guidance — is impacting our overall numbers by about 25 basis points.

We include any hotels we acquired during the course of the year on a pro forma basis for the full year numbers. I think what you’re seeing this year in terms of underperformance of this asset supports our investment thesis, that these 22 acres in a world-class market like Wailea — that is currently underperforming to this level on a very strong market otherwise or very strong U.S. domestic market otherwise — again, underscores our investment thesis and points to a pretty significant pricing upside.

Marc, do you have more color to add there?

Marc Hoffman:  Sure, thanks.

You know, look, when you - you really have to look at Wailea against two sets. If you look at it against the main set that we have — which is the Sheraton, the Hyatt and Westin, Kaanapali and the McKenna — we’re actually, you know, slightly behind them. That set is up 7.4% for the full year. We’re up 3.3.

We’re actually driving higher occupancies at roughly 86%. They’re at 82 and they’re driving 3.3% in ADR growth, we’re driving 2.2. I think that doesn’t surprise me, given all the things we’ve seen, both product wise and organization wise.

And so I think from that standpoint, we would expect it. Compared to the higher end luxury set, we’re clearly trailing them, and that’s a combination of all the things that Ken spoke about.

Ryan Meliker:  Okay. That makes sense.

And then if you guys are looking at flat RevPAR growth, was it up over a point so far you’re assuming that RevPAR is going to be negative in the back half of the year?

Ken Cruse:  That’s correct. It is going to be down slightly.

Ryan Meliker:  Okay. And then the next question on Wailea was, you know, when you guys announced the acquisition, you mentioned that Marriott might be able to provide some type of operational support with regards to the renovation impact. Do you have any color on how that’s starting to shape out?

Ken Cruse:  Yes, Ryan. You may have missed this in my prepared remarks. We did enter into a new contract with Marriott as part of the acquisition. The contract gives us better controls over capital investments in the property, better controls over property level decisions and it also gives us $5 million of yield support throughout the renovation.

Ryan Meliker:  I did miss that. So $5 million of yield support. Based on the, I guess the underwritten yield that you guys agreed to?

Ken Cruse:  That is correct.

Ryan Meliker:  Upfront?

(Crosstalk)

Ryan Meliker:  Go ahead.

Ken Cruse:  It’s based on target performance levels in 2015 and 2016. I can’t get into all the specifics, but I noted in my prepared remarks that we would expect to realize about $2 million in 2015 and $3 million in 2016.

Ryan Meliker:  Wonderful. Thank you. Sorry, I missed that.

Ken Cruse:  Okay.

Ryan Meliker:  And then, Bryan, were you able to come up with the...

Bryan Giglia:  Yes.

Ryan Meliker:  ...quarterly RevPAR?

Bryan Giglia:  The RevPAR for Q3 2013 was $159.24, Q4 was $146.90, and then Q1 of ‘14 is $140.70. In Q2 for the 30 hotel portfolio, I think you have in the supplemental.

Ryan Meliker:  Yes, we got that.

Bryan Giglia:  Okay.

Ryan Meliker:  Wonderful. Thanks a lot. I appreciate it.

Ken Cruse:  Thanks, Ryan.

Operator:  We’ll take our next question from David Loeb from Baird.

David Loeb:  Good morning. Just some pretty simple stuff here.

On the New York City real estate, you own a condo interest in those two hotels in Times Square. Does the condo own the land or is that on leased land?

Ken Cruse:  So both of our New York properties are on ground leases.

David Loeb:  Okay. And what’s your thought on appetite for recycling those or other optionality relative to those assets?

Ken Cruse:  Look, David, I think that’s a fair question with respect to any of our hotels. If there is a higher and better use or buyer base that’s willing to pay a value that exceeds the value of those hotels under our envelope, then we’re happy to look at selling.

You know, right now, we love the New York market long-term. It will be impacted over the next few years to this new supply that’s coming on. Certainly Times Square will not be immune to that, but over the long-term we think New York is a great place to be.

That said, if somebody knocks on our door and wants to pay an astronomical number for either of these two hotels — we believe we bought them both very well — we will certainly be all ears.

David Loeb:  Okay. And then perhaps not in Times Square, but in the rest of your portfolio, do you see other land lease buyout opportunities?

Ken Cruse:  We’re down to nine ground leases at this point. We bought the Fairmont land this quarter and we’ll continue to stay in front of all of our ground lessors just like, just as I said with our ownership structure where we prefer to own hotels 100% on the equity side we’d also own - prefer to own the fee in any of our assets. So we’ll continue to stay in front of that.

There are no contractual rights on our play today to acquire leased land, but we’ll stay in front of our lessors and eventually these opportunities tend to popup. They just have to predict.

David Loeb:  Great. Thank you.

Ken Cruse:  You’re welcome, David.

Operator:  We’ll hear next from Rich Hightower from ISI Group.

Hey, good afternoon, guys. A couple of questions. First on Boston, you know, good results in the quarter. And I know it’s, you know, early stages in the renovation there, but just curious if you’ve been able to gain market share at that asset to date. I know that the plan is not to be at parity perhaps, but just curious, you know, what you’ve been able to accomplish on that front?

Ken Cruse:  Sure. Let me hand it over to Marc.

We have been — while he is pulling this information together, we have been very pleased with how the hotels performed during the course of the renovation. You know, as we noted, we’re up roughly 9% year-to-date in RevPAR even while we’ve been kind of blowing up the façade and the sidewalk and everything else around the hotel.

And we had a very, very strong July with almost 19% growth in RevPAR. Still, index is going to be a tough one to put - to draw any conclusions from. I’ll give it to Marc to give you the specifics but at this point, we don’t expect the gains in index will be reflective of the hotel’s true index potential once we’re done with the renovation, but we certainly have seen some green lights on the index side.

So, Marc, why don’t you give us the...

(Crosstalk)

Marc Hoffman:  Sure. Thanks, Ken.

We had a very good July and look we’re positive year-to-date. And, you know, while we are excited about always being positive, I think it’s not reflective given the where the hotel stands at the bottom.

So, you know, we had a great July. We were up 18.6% and we picked up significant index. The comp set was at 9% year-to-date. We’re at 9% in index or 9% RevPAR growth, the comp set is at 6 and, again, we picked up, you know, 300 basis points over the comp set. We think that that’s reflective of what we did and obviously we’re very pleased with that, but we have far more meaningful goals post-renovation, and think that we will achieve those goals.

Rich Hightower:  Okay, great. Thanks for that color guys.

And then, one more question on Wailea. You know, given that the renovation is taking place in stages in ‘15 and ‘16, just wondering what your thoughts are, you know, as far as the cycle is concerned, and, you know, what the ramp-up period post-renovation is going to be — according to your underwriting — and, if you just worry that we might run out of cycle before you can kind of earn back the returns on that asset. Thanks.

Ken Cruse:  So Rich, I’ll give you the high-level response to that one.

And, as you know, we’re highly cognizant to the cycle. Our entire strategy is predicated on, you know, doing the right things for the company during the course of this cycle — which means reducing our leverage, improving our financial flexibility, maximizing our liquidity towards the peak of the cycle — so that we can play offense rather than defense during the next cyclical trough.

We don’t see that next cyclical trough, or even a current - an inflection to the current growth phase on the horizon. We see a lot of green lights. A lot of factors are pointing towards prolonged, albeit continued moderate growth for this cycle, and that could be three, four or more years of growth in front of us.

If the cycle runs out and we haven’t completed the renovation with Marriott, absolutely no change in our investment thesis. We’re not worried about single-asset initiatives, and in fact, if the cycle were to end tomorrow, that would be a better time for us to be embarking on a renovation program at this hotel.

So, you know, we bought this hotel for all the right reasons. We bought it because it’s clearly a diamond in the rough. It’s clearly got upside potential.

We shouldn’t be acquiring any hotels where we don’t have the opportunity to meaningfully create value through our own initiatives and we’re certainly not worried about, you know, the timing of this renovation and where it might land versus the cycle.

And I realize that that doesn’t necessarily comport with the mindset of all investors, and that’s okay. Any investors who are concerned about quarter-to-quarter growth for earnings can jump back into the stock as soon as we start to wrap up this renovation. We’re happy to have you guys back.

Rich Hightower:  All right. I appreciate that color. Incidentally, I mean, I agree with you about the cycle. I just was curious for, you know, your thoughts.

Ken Cruse:  Yes, it’s factored into our model. It’s just clearly not a deciding factor in how we’re proceeding with this renovation.

Rich Hightower:  Okay. I appreciate the color. Thanks.

Ken Cruse:  You’re welcome.

Operator:  At this time, I’d like to turn the call over to Ken Cruse for closing comments.

Ken Cruse:  Great. Thank you, everybody for your participation on the call today, and thanks for your interest in Sunstone. We look forward to speaking with you all in the upcoming weeks and months. Enjoy the rest of your summer.

Operator:  This does conclude today’s conference. We thank you for your participation.

END